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                                                                      Exhibit 11

                              ROYAL PRECISION, INC.
                             15170 NORTH HAYDEN ROAD
                                     SUITE 1
                             PHOENIX, ARIZONA 85260

As of January 28, 1999

Mr. Danny Edwards
6724 North Whispering Hills Road
Paradise Valley, Arizona 85253

Dear Mr. Edwards:

         Reference is made to that certain Stockholder Agreement, dated as of May 12, 1997 (the "Stockholder Agreement"), among you, Drew M. Brown, DMB Property Ventures Limited Partnership, Mark N. Sklar, and Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989, as amended, Christopher A. Johnston, RPJ/JAJ Partners, Ltd., David E. Johnston, Berenson Minella & Company, L.P., Kenneth J. Warren, and Royal Precision, Inc. (f/k/a FM Precision Golf Corp.), a Delaware corporation ("RP"), and to that certain proposed Amendment No. 1 (the "Amendment") to the Stockholders Agreement by and among you, Drew M. Brown, DMB Property Ventures Limited Partnership, Mark N. Sklar, and Bennett Dorrance, Trustee of the Bennett Dorrance Trust dated April 21, 1989, as amended, Christopher A. Johnston, the Richard P. Johnston and Jayne
A. Johnston Charitable Remainder Trust #3, David E. Johnston, Berenson Minella & Company, L.P., Kenneth J. Warren, and RP.

         RP is contemplating entering into an Agreement and Plan of Merger (the "Merger Agreement") by and among RP, Coyote Sports, Inc. ("CSI") and RP Acquisition Corp. ("Sub") pursuant to which Sub will be merged with and into RP (the "Merger") and Sub will become a wholly-owned subsidiary of CSI and each outstanding share of common stock, par value $.001 per share, of RP ("Common Stock") will be converted into a number of outstanding shares of CSI Preferred Stock, as specified in the Merger Agreement. As a condition to entering into the Merger Agreement, CSI has required that certain stockholders of RP who are parties to the Stockholders Agreement enter into Voting Agreements (the "Voting Agreements") pursuant to which such stockholders will agree to vote their shares of Common Stock in favor of the adoption and approval of the Merger Agreement and the approval of the Merger and against certain transactions which might delay, impede or oppose the Merger and, concurrently therewith, grant to CSI a proxy to vote such shares in favor of the adoption and approval of the Merger Agreement and the approval of the Merger and against certain transactions which might delay, impede or oppose the Merger. Section 4 of the Stockholder Agreement prohibits the parties thereto from entering into certain Voting Agreements. In order to clarify the rights of the parties to the Stockholder Agreement, the parties to the Stockholder Agreement have agreed to enter into the Amendment. You are currently the holder of options to purchase 62,550 shares of Common Stock, which such options have exercise prices ranging from $5.50 to $6.60 per share (the "Edwards Options"). In addition, certain parties associated with you (the "Related Parties") are the holders of the following options to purchase shares of Common Stock: Everen Securities Inc. (together with its employees, including but not limited to Lawrence D. Bain): 7,500 shares, at an exercise price of $13.00 per share; and Robert Burg III: 108,033 shares, at exercise prices of $5.50 to $6.00 per share (the "Related Party Options" and, together with the Edwards Options, the "Options"). In order to induce you to enter into the Amendment, RP hereby agrees that, subject to the cancellation of the Options, RP will issue to you and your Related Parties an equivalent number of new options under the Royal Precision, Inc. Stock Option Plan (the "New Options"), which such New Options will (x) be immediately vested, (y) have an exercise price of $3.19 per share of Common Stock, (z) expire on the fifth anniversary of this letter agreement.

         This letter shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed therein. The parties hereto expressly agree that the Related Parties are made express third-party beneficiaries hereof and may rely on this letter agreement as additional signatories thereto.
                  This letter may be executed in one or more counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.


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                  If the foregoing correctly sets forth our mutual agreement, please so indicate by signing the enclosed copy of this letter and returning it to us.

                                             ROYAL PRECISION, INC.

                                             By:/s/ Raymond J. Minella
                                                --------------------------------

                                                 Name: Raymond J. Minella
                                                 Title: Chairman of the Board

 Accepted and Agreed this __ day of
January, 1999:



 /s/ Danny Edwards
------------------
Danny Edwards


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